EXHIBIT 11




              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (in thousands, except per share amounts)



                                        1997         1996        1995
                                      --------------------------------
Net income                            $48,378      $40,555     $36,380
                                      ================================
Average common shares outstanding      38,205       37,873      37,757

Common stock equivalents (1)              162          187         186
                                      --------------------------------
Diluted shares outstanding             38,367       38,060      37,943
                                      ================================
Earnings per share                      $1.27        $1.07       $0.96
                                      ================================
Diluted earnings per share              $1.26        $1.07       $0.96
                                      ================================


(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.




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